MASTER DEMAND BUSINESS LOAN NOTE


Due on Demand                                          $150,000.00


No. 0034377-0200                                   Date  February 19, 1997

Promise to Pay: For value received, the undersigned (the "Borrower") promises to pay On Demand to NBD Bank (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of One Hundred Fifty Thousand DOLLARS ($150,000.00), or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of:

                -----% per annum until demand or maturity, whether by acceleration or otherwise, (the "Note Rate") and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid; or

                1/2% per annum above the rate announced from time to time by the Bank as its "prime" rate (the "Note Rate"), which rate may not be the lowest rate charged by the Bank to any of its customers, until maturity, whether by demand, acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid. Each change in the "prime" rate will immediately change the Note Rate.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

The Borrower will pay this sum on demand. Until demand, the Borrower will pay consecutive Monthly (monthly/quarterly) installments of interest only commencing February 28, 1997.

Master Demand Note: The Bank has authorized an uncommitted discretionary credit facility to the Borrower in a principal amount not to exceed the face amount of this note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower at the Bank's sole discretion.
This note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note. The Borrower acknowledges and agrees that no provision of this note and no course of dealing by the Bank shall commit the Bank to make loans to the Borrower and that notwithstanding any provision of this note or any other instrument or document, all loans evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

Credit Agreement: This note evidences a debt under the terms of a Credit Authorization Agreement between the Bank and the Borrower dated February 19, 1997, and any amendments.

Security: To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint, or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);

2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;

3. All balances of deposit accounts of the Borrower with the Bank;

4. The following additional property: Accounts receivable, inventory, machinery and Equipment, general intangibles, and all other assets of Borrower.

Bank's Right to Setoff: The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

Representations by Borrower: Each Borrower represents: (a) that the execution and delivery of this note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this note is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this note and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by laws, or any partnership, operating or other agreement governing its affairs.

WAIVER OF JURY TRIAL: The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this note or any related instrument or agreement or any of the transactions contemplated by this note or any course of conduct, dealing, statements whether oral or written, or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

ADDRESS:                                       BORROWER:
7232 Jackson Rd.                     I.G.K. Industries, Inc.
Ann Arbor, MI  48103              By: /s/David O Schupp
                                  Its:Treasurer

                                    By: -----------------------------------
                                   Its: -----------------------------------